Exhibit 99.1

TOLLGRADE Network Assurance Simplified	TOLLGRADE COMMUNICATIONS, INC. 493 Nixon Road/ Cheswick, PA 15024 www.tdlgrade.com

CORPORATE COMMUNICATIONS

Contact:	Chris Allison 412-820-1407 callison@tollgrade.com

TOLLGRADE REPORTS THIRD QUARTER RESULTS.

PITTSBURGH, PA — October 15, 2003 — Tollgrade Communications, Inc. (NASDAQ: TLGD) today reported revenue of $15,616,233 and earnings of $0.04 cents per share for the third quarter ended September 27, 2003. Revenue and earnings per share for the third quarter of 2002 were $13,952,196 and $0.02 cents per share, respectively.

On a year to date basis, the Company recorded revenues of $47,293,203 and earnings of $0.14 cents per share for the nine months ended September 27, 2003. Revenues were $46,058,380 and earnings were $0.22 cents per share in the corresponding period of the prior year. The results reported for the third quarter and year to date 2003 include the results of the Cheetah™ status and performance monitoring products and operations acquired from Acterna, LLC on February 13, 2003.

Revenues and earnings per share for the third quarter of 2003 were at the upper end of the Company’s previous guidance which ranged from $12.0 million to $16.0 million and ($0.03) to $0.06, respectively.

“Because capital spending is still tight among our customers, we were happy to end the third quarter at the higher end of our forecasted revenue and earnings ranges,” said Chris Allison, chairman and chief executive officer, Tollgrade Communications, Inc. “We had a solid MCU® quarter with particular strength from BellSouth and AFC. Our Cheetah product lines also continue to perform well. We generated modest LTS replacement business with our DigiTest® product line and also recorded sales of our LTS Crash Kit, a new member of the DigiTest product family. We sold LoopCare™ and DigiTest to a new CLEC customer and had repeat DigiTest system sales to a company that re-sells our products in the Caribbean. We also had an initial, yet modest, first sale of our DigiTest® EDGE™ product to an ILEC customer. There were no new LoopCare feature sales in the quarter, a fact that we attribute to lumpiness caused by timing and extended business case approval.”

The LoopCare test system business continued to make an overall positive contribution. Although there were no revenues recorded during the quarter for Right-To-Use license fees for LoopCare software unrelated to DigiTest, several feature sets are under business case review by customers for purchase. Sales of LoopCare software products separate and unrelated to the DigiTest system products were $686,000 in the third quarter of 2002. LoopCare revenues, consisting of such separate software license fees and services, were $2,182,000 in the third quarter of 2003 compared to $2,620,000 in the third quarter of 2002.

Overall sales of the Company’s core MCU products, which extend testability into the POTS network, were $6,559,000 in the third quarter of 2003, compared to $4,551,000 in the prior year quarter. RBOC customers generally are continuing to restrain capital spending in traditional POTS line areas. Strength in the current quarter came from increased sales to BellSouth and Advanced Fibre Communications (AFC) under targeted marketing programs.

Sales of Tollgrade’s DigiTest system products were $2,433,000 in the third quarter of 2003 compared with $4,132,000 in the same period of 2002. The 2003 quarter included sales to both RBOC and CLEC accounts for LTS modernization programs and initial DigiTest system sales, respectively.

Overall sales of cable hardware and software products were $3,538,000 for the 2003 quarter, of which $3,391,000 were contributed by Cheetah and CheetahNet™ (formerly NetMentor™) and $147,000 were attributable to CheetahLight (formerly LIGHTHOUSE™). CheetahLight™ product sales were $774,000 in the year earlier period. The decrease is directly related to decreased capital spending during the quarter for status monitoring by primary CheetahLight customers Comcast and Time-Warner.

Third quarter 2003 revenue from Services, which include installation oversight and project management services provided to RBOCs and fees for software maintenance, increased to $3,086,000 from $2,707,000 in the prior year quarter. The increase in Services revenue was bolstered by the inclusion of CheetahNet maintenance fees, despite an approximately 29% decrease in Tollgrade’s traditional service offerings. Because these services are project-related, revenues tend to be uneven.

Third Quarter 2003 Financial and Operating Data
Third quarter gross profit was $8,587,299, an increase of 21.4% over the third quarter of 2002 resulting primarily from additional sales volumes related to the Cheetah products. As a percentage of sales, gross profit was 55.0% versus 50.7% for the year ago period. Third quarter 2002 reported gross profit included a $746,000 provision for slow-moving inventory. Amortization expense related to the LoopCare and Cheetah operations was $490,437 for the third quarter of 2003, while amortization resulting from the LoopCare acquisition was $366,298 in the third quarter of 2002.

Overall operating expenses increased $989,012 or 14.7%, to $7,738,864 from $6,749,852 in the third quarter of 2002.

Selling and marketing expenses in the quarter were $2,319,913, an increase of 7.3% from the same period in 2002, due primarily to the inclusion of the Cheetah business and higher international consulting expenses, offset by fewer employees and lower commissions and discretionary expenses in other parts of the business.

General and administrative expenses increased 36.8% to $1,664,797 from the year earlier quarter due largely to the inclusion of the Cheetah business as well as increased provisions for bad debts related to CATV customers and higher business insurance and professional service costs.

Research and development expenses were $3,754,154, an increase of 11.4% from the third quarter of 2002. This increase was due primarily to the inclusion of the Cheetah business offset by a general reduction in work force at the end of the third quarter of 2002.

As a result of the above, income from operations was $848,435 in the third quarter of 2003, compared to $322,383 in the same period of 2002.

The Company’s order backlog for firm customer purchase orders and signed software maintenance contracts was $8,786,000 as of September 27, 2003, compared to backlog of $8,122,000 as of June 28, 2003 and $7,179,000 as of December 31, 2002. The backlog at September 27, 2003 included approximately $6,545,000 related to software maintenance contracts, which will be earned and recognized as income on a straight-line basis during the remaining terms of the underlying agreements. Including these maintenance billings, Tollgrade expects approximately 47% of the current backlog to be recognized as revenue in the fourth quarter of 2003.

Fourth Quarter Outlook
 Regarding the Company’s fourth quarter outlook, Mr. Allison commented that “We are quite pleased with the diversification and strengthening of our product lines brought about as a result of our LoopCare and Cheetah acquisitions. Because capital budget availability at our customers continues to be constrained, we don’t expect our usual fourth quarter sequential up tick. Due to the continuing uncertainty in the communications equipment sector, we estimate a range of $12.0 to $16.0 million with per share results ranging from a loss of $(0.03) to earnings of $0.06 for the fourth quarter of 2003.”

About Tollgrade
 Tollgrade Communications, Inc. is a full-system provider of leading hardware and software testing solutions for the global telecommunications and cable broadband industries. Tollgrade designs, engineers, markets and supports test systems, test access and status monitoring products. The Company, which is headquartered in the Pittsburgh suburb of Cheswick, Pa., recorded 2002 revenues of $58.6 million. The Company’s web address is www.tollgrade.com.

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per-share data)

	Three Months Ended		Nine Months Ended

	09/27/03	09/28/02	09/27/03	09/28/02

Revenues:
Products	$12,529	$11,261	$38,015	$38,207
Services	3,087	2,691	9,278	7,851

	15,616	13,952	47,293	46,058

Cost of sales:
Products	5,529	5,646	17,055	16,577
Services	1,010	868	2,776	2,723
Amortization	490	366	1,891	1,097

	7,029	6,880	21,722	20,397

Gross profit	8,587	7,072	25,571	25,661

Operating expenses:
Selling and marketing	2,320	2,163	6,711	6,805
General and administrative	1,665	1,217	5,230	4,011
Research and development	3,754	3,370	10,982	10,761

Total operating expenses	7,739	6,750	22,923	21,577

Income from operations	848	322	2,648	4,084
Other income	77	151	309	589

Income before income taxes	925	473	2,957	4,673

Provision for income taxes	352	180	1,124	1,776

Net income	$573	$293	$1,833	$2,897

Diluted earnings per-share information:
Weighted average shares of common stock and equivalents:	13,346	13,216	13,300	13,340

Net income per common and common equivalent shares	$0.04	$0.02	$0.14	$0.22

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TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	September 27, 2003	December 31, 2002

ASSETS

Current assets:
Cash and cash equivalents	$31,897	$33,799
Short-term investments	13,682	19,329
Accounts receivable:
Trade	10,094	7,946
Other	55	152
Inventories	12,294	14,093
Prepaid expenses	895	1,530
Deferred and refundable tax assets	2,169	2,041

Total current assets	71,086	78,890

Property and equipment, net	8,528	7,439
Deferred tax assets	3,055	2,770
Capitalized software costs, net	8,169	5,539
Intangibles	44,500	38,500
Goodwill	19,835	16,162
Other assets	336	242

Total assets	$155,509	$149,542

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,126	$500
Accrued warranty	2,566	1,981
Accrued expenses	1,311	749
Accrued salaries and wages	1,002	543
Accrued royalties payable	272	322
Income taxes payable	1,352	1,141
Deferred income	811	466

Total current liabilities	8,440	5,702
Deferred tax liabilities	2,624	1,484

Total liabilities	11,064	7,186

Total shareholders’ equity	144,445	142,356

Total liabilities and shareholders’ equity	$155,509	$149,542

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TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended

	September 27, 2003	September 28, 2002

Cash flows from operating activities:
Net income	$1,833	$2,897
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,638	2,821
Tax benefit from exercise of stock options	55	114
Refund and utilization of income taxes paid	212	523
Deferred income taxes	631	569
Provisions for losses on inventory	302	2,064
Disposition of slow moving and obsolete inventory	(296)	(756)
Provision for allowance for doubtful accounts	517	100
Changes in assets and liabilities:
Increase in accounts receivable-trade	(2,665)	(1,697)
Increase (decrease) in accounts receivable-other	97	(106)
Decrease in inventories	2,953	4,706
Decrease in prepaid expenses and other assets	601	167
Increase (decrease) in accounts payable	626	(633)
Increase in accrued warranty	287	204
Increase in accrued expenses and deferred income	117	363
Decrease in accrued royalties payable	(50)	(290)
Increase in accrued salaries and wages	459	396
Increase (decrease) in income taxes payable	211	(78)

Net cash provided by operating activities	9,528	11,364

Cash flows from investing activities:
Purchase of Cheetah	(14,898)	—
Purchase of investments	(989)	(14,590)
Redemption/maturity of investments	6,636	7,284
Capital expenditures	(2,380)	(1,729)
Investments in other assets	—	(31)

Net cash used in investing activities	(11,631)	(9,066)

Cash flows from financing activities:
Purchase of treasury stock	—	(1,626)
Proceeds from exercise of stock options	201	278

Net cash provided by (used for) financing activities	201	(1,348)

Net (decrease) increase in cash and cash equivalents	(1,902)	950
Cash and cash equivalents at beginning of period	33,799	32,106

Cash and cash equivalents at end of period	$31,897	$33,056

Forward-Looking Statements
 The statements contained in this release which are not historical facts are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, which may be expressed in a variety of ways, including the use of forward-looking terminology, relate to, among other things, expected revenue and earnings results. The Company does not undertake any obligation to publicly update any forward-looking statements.

These forward-looking statements and other forward-looking statements contained in other public disclosures of the Company are based on assumptions that involve risks and uncertainties and are subject to change based on the considerations described below. These risks, uncertainties and other factors may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward looking statements. The Company wishes to caution each reader of this release to consider the following factors and certain other factors discussed herein and in past reports including, but not limited to, prior year Annual Reports and Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission (“SEC”). The factors discussed herein may not be exhaustive. Therefore, the factors discussed herein should be read together with other reports and documents that are filed by the Company with the SEC from time to time, which may supplement, modify, supersede or update the factors listed in this document.

General economic conditions and the economic conditions of the telecommunications and cable industries, including the effect of subscriber line loss and competition for the Company’s RBOC customers from wireless, cable providers and other carriers entering the local telephone service market can and have affected the capital budgets of the Company’s customers. If such conditions result in a further reduction of such budgets, the Company’s revenues could be adversely affected.

If the Company’s customers find themselves unable to meet their established purchase forecasts and their own growth projections, such customers may curtail their purchase of the Company’s products, which would adversely affect the Company’s revenues.

If the Company is unable to establish customer or sales distribution or original equipment manufacturer (“OEM”) relationships relating to the Cheetah cable status and performance monitoring product line, it could affect the rate of incoming orders, which would adversely affect the Company’s sales and revenues.

If the financial strength of certain of the Company’s major customers should deteriorate or such customers should encounter difficulties in accessing capital, the ability of such customers to purchase and pay for the Company’s products could be impaired, with a corresponding adverse effect on the Company’s revenues.

If third parties with whom the Company has entered into sales and marketing partnerships should fail to meet their own performance objectives, customer demand for the Company’s products could be adversely affected, which would have an adverse effect on the Company’s revenues.

Seasonal fluctuations in customer demand for the Company’s products can create corresponding fluctuations in period-to-period revenues, and any increases in the rate of order cancellation by customers could adversely affect future revenues.

The carrying value of certain intangible assets, including goodwill, acquired by the Company from Lucent Technologies, Inc. (“Lucent”) and Acterna, LLC could be impaired if changing market conditions indicate that lower than anticipated cash flows will be produced by such intangible assets.

If the Company were to encounter a shortage of key manufacturing components from limited sources of supply, or to experience manufacturing delays caused by reduced manufacturing capacity or integration issues related to the acquisition of the Cheetah product line, the loss of key assembly subcontractors or other factors, the Company’s ability to produce and ship its manufactured products could be adversely affected, with an adverse effect upon revenues.

Disputes between the Company’s customers and their organized labor groups could cause those customers to reduce or curtail their purchase of the Company’s products until the resolution of such disputes, which would adversely affect revenues.

The introduction of improved products or services or reduced prices by the Company’s competitors could reduce the demand for the Company’s products and services and adversely affect revenues.

The Company’s sales of its core MCU technology largely depends on the rate of customer deployment of new, and retrofitting of existing, Digital Loop Carrier (“DLC”) systems in the United States. Any further significant decline in the rate of DLC deployment, or saturation of existing domestic markets or portions thereof, could have an adverse affect on the Company’s future results.

If the Company proves unable to respond effectively to technological change in its industry, such as an evolution of the telephone network from circuit to packet-based, by developing new products and services and obtaining customer approval and acceptance of its products and services, demand for the Company’s products and services could be adversely affected, which would adversely affect revenues.

The Company is dependent on a relatively narrow range of products and a small number of large customers. As a result, the failure of one or a small number of the Company’s products to gain or maintain acceptance in the marketplace, or the decision by one or a few of the Company’s customers to curtail their purchases of the Company’s products, could have an adverse effect on revenues.

If one or more of a small number of key employees of the Company were to cease to be associated with the Company, the Company’s future results could be adversely affected.

If the Company is unable to successfully assert and defend its proprietary rights in the technology utilized in its products, or if third parties were able to successfully assert that the Company’s use of technology infringed upon the proprietary rights of others, the future results of the Company could be adversely affected.

If one or more of the Company’s products were proven to be defective, the Company’s relationships with its customers could be jeopardized and the Company could be subject to potential liability, which would adversely affect the Company’s future results.

If for any reason demand for the Company’s products should decrease, including the successful development of a secondary market for the Company’s products by a third party, the Company could continue to find itself with excess inventory and obsolete parts on hand, which could adversely affect future results.

Changes in government regulation, such as modification or repeal of The Telecommunications Act of 1996, increasing the costs of doing business by the Company or its customers, requiring the Company’s customers to share assets with competitors or preventing the Company or its customers from engaging in business activities they may wish to conduct could adversely affect the Company’s future results.

The Company has recently completed certain acquisitions and expects to pursue additional acquisitions and new business opportunities in the future as part of its business strategy. If the Company fails to integrate successfully the operations and products of acquired businesses, or if such acquisitions subject the Company to unexpected liabilities and claims, the Company’s future results could be adversely affected.

The Company’s future sales in international markets are subject to numerous risks and uncertainties, including local economic and labor conditions, political instability including terrorism and other acts of war or hostility, unexpected changes in the regulatory environment, trade protection measures, tax laws, the ability of the Company to market current or develop new products suitable for international markets, obtaining and maintaining successful distribution and resale channels and foreign currency exchange rates. Reductions in the demand for or the sales of the Company’s products in international markets could adversely affect future results.

™LoopCare is a trademark of Tollgrade Communications, Inc.
™Cheetah is a trademark of Tollgrade Communications, Inc.
™CheetahNet is a trademark of Tollgrade Communications, Inc.
™CheetahLight is a trademark of Tollgrade Communications, Inc.
™NetMentor is a trademark of Tollgrade Communications, Inc.
® DigiTest is a registered trademark of Tollgrade Communications, Inc.
® MCU is a registered trademark of Tollgrade Communications, Inc.
® LIGHTHOUSE is a registered trademark of Tollgrade Communications, Inc.

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